EXHIBIT 10.1

CONFIDENTIAL TREATMENT REQUESTED

Howard G. Buff Vice President, Benefits and Corporate Human Resources Phone: 281-348-2985

June 20, 2003

Mr. Simeon Schindelman, President
UnitedHealthcare Small Business Group
5901 Lincoln Drive
MN012-NL23
Edina, MN 55436

Dear Simeon:

We believe that the contents of this letter sets forth our agreement as to modifications to the terms of our existing contracts and other agreements. The contracts being modified are the Minimum Premium Financial Agreement, Minimum Premium Administrative Services Agreement, and the Security Deposit Agreement. Please execute this letter on the appropriate signature line below indicating the agreement of UnitedHealthcare to the modifications and return a signed copy to me. After the letter has been signed by you, we will work together to incorporate the modifications into the existing contracts.

Profit/Risk Charge and Pharmacy Rebates
We have agreed that effective October 1, 2003, UnitedHealthcare will reduce the profit/risk charge to ***%. Further, UnitedHealthcare will retain all pharmacy rebates subject to the disclosure provisions in the existing agreements.

Security Deposit
We have agreed that UnitedHealthcare will reduce the balance of the Security Deposit to a flat amount of $17.5 million, effective December 31, 2003. The refund of $7.5 million in excess of $17.5 million, plus accrued interest, shall be returned to Administaff by January 31, 2004.

Premium Stabilization Reserve
We have agreed that, at Administaff’s request, UnitedHealthcare will negotiate terms of an agreement under which a premium stabilization reserve or equivalent thereof to be held by UnitedHealthcare would operate to reduce or eliminate the balance of the Security Deposit subsequent to such an agreement. Any premium reserve fund established would, when combined with the remaining security deposit, provide UnitedHealthcare the same required or needed overall level of risk protection.

*** indicates material has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this agreement has been filed separately with the Securities and Exchange Commission.

Mr. Simeon Schindelman

Rate Setting Methodology
We have agreed in principle to change the Rate Setting Methodology. Towers Perrin and Jay Jaeger will work together to develop fully a methodology for setting prospective rates which is consistent with the methodology set forth below which was included in Kim Bacon’s letter of May 15, 2003. In addition, the rate setting process will include a reporting mechanism that will provide the information necessary for Towers Perrin and Administaff to understand the factors used in the rate calculations.

The methodology for setting funding rates beginning with the first quarter of 2004 (that is based on the Actuarial Standard of Practice No.31—Documentation of Health Benefit Plan Ratemaking) will be as follows; subject to any refinements approved by Jay Jaeger and Towers Perrin:

1)	Use a rolling ***-months of paid claims to estimate future PEPM claims. For example, Q2 2004 premiums would use *** through *** paid claims experience, since Q2 premiums would be provided by UnitedHealthcare in December 2003.

2)	Use a ***-month lag for headcount to come up with the PEPM rate before trends, adjustments, etc. For example, if the claims used are from *** through *** (to estimate Q2 2004 rates), the enrollment count used should be *** through ***.

3)	Apply the following health cost risk factors to reflect changes between the base period and the future predicted period. In the example we have been using, the base period is *** through *** and the future predicted period is Q2 2004. The health cost risk factors are:

Age Gender distribution Family size distribution Geographic distribution Enrollment distribution by plan type (HMO, PPO, etc.) Plan design changes

The change in costs due to these health risk factors should be actuarially justifiable, i.e., using credible database and tools agreed upon by Administaff and UnitedHealthcare. Further, the tabular data used to make adjustments should be documented and discussed, and should change no more frequently than annually.

4)	UnitedHealthcare undoubtedly uses some form of *** in their own small group underwriting accounting. A *** should be developed for Administaff and Administaff should have the option of paying this *** to minimize *** fluctuation in experience.

5)	UnitedHealthcare will use trend separately for ***. In addition, trend period will reflect mid-point of base period (with *** months lag) to mid-point of projected period. This should eliminate the need to calculate change in IBNR in the calculations.

6)	Administration costs should be reflected in the rate calculations as a separate item with individual items for ***.

7)	Components of claims costs should be segregated for ***, etc.

UnitedHealthcare will notify Administaff *** days in advance of any change in the methodology before the next coming rate cycle. In addition, UnitedHealthcare will include the details of rate calculations in a renewal package every quarter and will review them with Administaff.

Mr. Simeon Schindelman

Additionally, effective the first quarter of 2004, the following deficit/surplus recovery process shall be utilized. If UnitedHealthcare notifies Administaff that an unrecovered deficit or unrefunded surplus exists as of the end of a calendar quarter in connection with its applicable quarterly review, UnitedHealthcare may adjust the rates for the *** successive calendar quarters beginning no earlier than *** days subsequent to such notice.

Further, if a an unrecovered deficit at the end of a quarter exceeds ***% of aggregate quarterly premiums for such quarter, UnitedHealthcare will have the ability to recover such amount more quickly than *** quarters.

Exclusivity
We have agreed to a modification to the exclusivity provisions of the contracts as described below. In that regard, through the course of detailed market discussions, Administaff and UnitedHealthcare will determine the circumstances under which a modified carrier offering will be a viable alternative to our current approach in any or all of the following six markets for 2004.

1.	***

2.	***

3.	***

4.	***

5.	***

6.	***

Detailed discussions for these markets will include the following:

•	Pricing, product and other competitive information.

•	Specific expected advantages to be gained through another carrier offering.

•	Discussion and determination of how another carrier option would be introduced and offered to customers. This would include price, contribution, product and benefit plan design differences, employee level choice versus customer level choice, etc.

•	Discussion of whether some combination of different or additional offerings through UnitedHealthcare would best serve Administaff.

•	Based upon these discussions, the existing product options available through UnitedHealthcare, and the size and product distribution of the existing membership in each market, UnitedHealthcare would then decide to:

	1.	Continue to be offered as an HMO and/or PPO option at the *** level (a customer could have more than ***).

	2.	Continue to be offered as an HMO and/or PPO option at the *** level only with all *** selecting plans offered only through ***.

	3.	Elect to no longer be offered as an option in that market.

•	Decisions and changes in offering status may also have pricing implication.

The provisions regarding exclusivity change notice and cure periods contained within the existing contracts will not apply to these six markets for all periods after UnitedHealthcare and Administaff have reached agreement on the details of Administaff’s introduction of carrier alternatives in these markets.

Mr. Simeon Schindelman

Sincerely,

/s/ Howard Buff

Howard Buff

ACCEPTED and AGREED to:

By:	/s/ Simeon Schindelman Simeon Schindelman President UnitedHealthcare Small Business Group

cc:	Ron White, UnitedHealth Group Jay Jaeger, UnitedHealthcare Steve Walli, UnitedHealthcare Mike Barbour, Towers Perrin Kim Bacon, Administaff Simeon Schindelman, UnitedHealthcare